Exhibit 10.5
OLD LINE BANK
Supplemental Life Insurance Agreement
OLD LINE BANK
SUPPLEMENTAL LIFE INSURANCE AGREEMENT
     THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (the “Agreement”) is adopted this 3rd day of January, 2006, by and between OLD LINE BANK, a state-chartered commercial bank located in Waldorf, Maryland (the “Bank”), and JAMES CORNELSEN (the “Executive”).
     The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.
Article 1
Definitions
Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7	“Executive’s Interest” means the benefit set forth in Section 2.2.

OLD LINE BANK
Supplemental Life Insurance Agreement
1.8	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.9	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.10	“Plan Administrator” means the plan administrator described in Article 11.

1.11	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.14	“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:
(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
Article 2
Policy Ownership/Interests
2.1	Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 3, the Bank may terminate a Policy without the consent of the Executive. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below.

2.2	Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in the table below:

OLD LINE BANK
Supplemental Life Insurance Agreement

Plan Years	Benefit Amount
2005-2009	45% of the Net Death Proceeds
2010-2011	50% of the Net Death Proceeds
2012-2013	55% of the Net Death Proceeds
2014	60% of the Net Death Proceeds
2015	65% of the Net Death Proceeds
2016 and subsequent years	70% of the Net Death Proceeds
The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

2.3	Forfeiture of Benefit. The Executive will forfeit his or her benefit if: (i) the Executive violates any of the provisions detailed in Article 5; (ii) the Executive becomes gainfully employed by an entity other than the Bank following a Separation from Service due to Disability; or (iii) the Executive provides written notice to the Bank declining further participation in the Agreement.
Article 3
Comparable Coverage
3.1	Insurance Policies. If the Executive is entitled to a benefit, the Bank may provide such benefit through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Executive through whatever means the Bank deems appropriate. If the Executive waives or forfeits his or her right to the benefit, the Bank shall choose to cancel the Policy or Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

3.2	Offer to Purchase. If the Bank discontinues a Policy while the Executive is employed by the Bank at the date of discontinuance or while the Executive has a benefit that has not been forfeited, the Bank shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.
Article 4
Premiums and Imputed Income
4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

OLD LINE BANK
Supplemental Life Insurance Agreement
4.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.
Article 5
General Limitations
5.1	Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

5.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.4	Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason.

OLD LINE BANK
Supplemental Life Insurance Agreement
Article 6
Beneficiaries
6.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

6.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

6.5	Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.
Article 7
Assignment
     The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer

OLD LINE BANK
Supplemental Life Insurance Agreement
all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.
Article 8
Insurer
     The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.
Article 9
Claims And Review Procedure
9.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits

OLD LINE BANK
Supplemental Life Insurance Agreement
applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
9.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

OLD LINE BANK
Supplemental Life Insurance Agreement
Article 10
Amendments And Termination
     Notwithstanding any other provision in this Agreement, the Bank may amend or terminate the Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive. Upon termination of the Executive’s rights under this Agreement, the Executive will be eligible for any life insurance benefit offered to the general employees of the Bank
Article 11
Administration
11.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.
11.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.
11.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.
11.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
11.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.
Article 12
Miscellaneous
12.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their

OLD LINE BANK
Supplemental Life Insurance Agreement
beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.
12.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.
12.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.
12.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.
12.5	Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chief Financial Officer
Old Line Bank
P.O. Box 1890
Waldorf, Md. 20604
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.
12.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

OLD LINE BANK
Supplemental Life Insurance Agreement
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:
Old Line Bank

/s/ James W. Cornelsen

JAMES CORNELSEN	By Christine M. Rush
Title Chief Financial Officer